FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206847-03

Sent: Monday, October 17, 2016 11:14 AM

Subject: MSBAM 2016-C31 ***NEW ISSUE ANNOUNCEMENT*** PUBLIC CLASSES

NEW ISSUE CMBS: $822.123mm MORGAN STANLEY BofA MERRILL LYNCH SERIES 2016-C31

CO-LEAD MANAGERS & BOOKRUNNERS: BofA Merrill Lynch, Morgan Stanley, UBS Securities LLC

CO-MANAGER: KeyBanc Capital Markets and Drexel Hamilton

PUBLICLY OFFERED CERTIFICATES

CL	Moody's/Fitch/KBRA	SIZE($MM)	WAL(YRS)	CE%	WINDOW	DY%	LTV%
A-1	Aaa(sf)/AAAsf/AAA(sf)	$ 50.100	2.87	30.000%	1-60	15.7%	44.3%
A-2	Aaa(sf)/AAAsf/AAA(sf)	$ 27.600	5.00	30.000%	NOT AVAILABLE
A-SB	Aaa(sf)/AAAsf/AAA(sf)	$ 69.700	7.13	30.000%	NOT AVAILABLE
A-3	Aaa(sf)/AAAsf/AAA(sf)	$ 17.811	6.84	30.000%	82-82	15.7%	44.3%
A-4	Aaa(sf)/AAAsf/AAA(sf)	$210.000	9.60	30.000%	NOT AVAILABLE
A-5	Aaa(sf)/AAAsf/AAA(sf)	$292.019	9.88	30.000%	117-119	15.7%	44.3%
A-S	Aa3(sf)/AAAsf/AAA(sf)	$ 65.531	9.92	23.125%	119-119	14.3%	48.7%
B	NR/AA-sf/AA(sf)	$ 45.277	9.92	18.375%	119-119	13.5%	51.7%
C	NR/A-sf/A(sf)	$ 44.085	9.92	13.750%	119-119	12.8%	54.6%

POOL BALANCE: $953,186,169

NUMBER OF LOANS/PROPERTIES: 60/101

WA MORTGAGE INT. RATE: 4.3408%

WA CUT-OFF LTV: 63.3%

WA UW NCF DSCR: 1.78

WA UW NOI DEBT YLD: 11.0%

WA ORIG TERM TO MATURITY: 117

WA ORIG AMORTIZING TERM: 352

TEN LARGEST LOANS: 49.7%

LOAN SELLERS: MS (34.3%), BANA (22.5%), UBS (18.5%), KEY (16.4%), SMC (8.2%)

TOP 5 STATES: FL(11.2%), CA(9.8%), OH(8.8%), TX(8.1%), NJ(7.3%)

TOP 5 PROPERTY TYPES: OF(40.1%), RT(34.5%), HT(14.9%), SS(6.0%), MU(2.8%)

MASTER SERVICER: Wells Fargo Bank, National Association

SPECIAL SERVICER: Rialto Capital Advisors, LLC

TRUSTEE: Wilmington Trust, National Association

CERT ADMIN: Wells Fargo Bank, National Association

TRUST ADVISOR: Park Bridge Lender Services LLC

INITIAL CNTRLG CLASS REP: Rialto

HARTFORD BFAST: Tuesday, October 18, 8:00am EST Max’s on Asylum

BOSTON MEETING: Tuesday, October 18, 11:45am EST BofA Office (100 Federal St.)

MINNEAPOLIS MEETING Wednesday, October 19, 7:30am Central Time The Grand Hotel

INVESTOR GROUP CALL: Wednesday, October 19, 10:30am EDT

                  888-312-6130 / Code: 413 232 74

EXPECTED PRICING: Week of 10/17

EXPECTED SETTLEMENT: On or about 11/14

ATTACHED: TERM SHEET, ANNEX A-1

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322. The securities may not be suitable for all investors. Merrill, Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

CIRCULAR 230 DISCLOSURE

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, WE INFORM YOU THAT (A) ANY UNITED STATES FEDERAL TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS OR ENCLOSURES) WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING UNITED STATES FEDERAL TAX PENALTIES, (B) ANY SUCH ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND (C) ANY TAXPAYER TO WHOM THE TRANSACTIONS OR MATTERS ARE BEING PROMOTED, MARKETED OR RECOMMENDED SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

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